Exhibit 99.1

Moleculin Presents Clinical Trial Data Demonstrating a Median Reduction of 56% in Skin Cancer Lesions

Data Presented at the 4th Annual World Congress of Cutaneous Lymphomas in Barcelona

HOUSTON, February 18, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors, announced the final data from its CTCL clinical trial of WP1220 for the treatment of cutaneous T-cell lymphoma ("CTCL"), which was published and presented by Dr. M. Sokolowska-Wojdylo in conjunction with the 4th Annual World Congress of Cutaneous Lymphomas in Barcelona, Spain on February 13, 2020. The final results supported the safety of topical WP1220 and demonstrated a median improvement in the Composite Assessment of Index Lesion Severity ("CAILS") score of 56% in treated (index) lesions for patients completing the study.

"WP1220 is part of our p-STAT3 inhibitor drug portfolio. Late last year, we announced the preliminary results of this proof of concept Phase 1 trial. For years, p-STAT3 (the activated form of STAT3) has been considered an 'undruggable' target because of the difficulty of reaching and affecting this cell-signaling protein," commented Walter Klemp, Moleculin's Chairman and CEO. "We are pleased to conclude this trial and demonstrate a therapeutic effect from a p-STAT3 inhibitor which could be considered a significant breakthrough in cancer research."

Introduction & Objectives: Mycosis Fungoides or MF, the most common variant of CTCL, is a disease with symptomatic, disfiguring skin lesions. STAT3, an oncogenic transcription factor, has been identified as a critical regulator of MF, whereby the activation of STAT3 through phosphorylation (p-STAT3) has been linked to tumor proliferation and suppression of immune responses. WP1220, a synthetic compound, potently inhibits the activity of p-STAT3 and the growth of CTCL cell lines. This Phase 1b study was designed to demonstrate the safety and efficacy of WP1220 after topical treatment of MF.

Results: Of 5 subjects enrolled, 9 lesions were assessed according to the CAILS scoring system. The only adverse event (AE) was mild contact dermatitis in one subject felt not to be related to the drug. 4 of the 5 subjects had significant improvement in CAILS scores on index lesions, with a median reduction of 56% (range 25%-94%). Improvement was noted within 7 days of treatment initiation and maintained 1 month after discontinuation. Independent dermatologic review based on photographic documentation was conducted and corroborated these findings.

Conclusions: WP1220, an inhibitor of p-STAT3, shows safety and significant efficacy in MF after topical treatment. We believe this is the first demonstration in humans that inhibition of p-STAT3 with topical therapy has efficacy in CTCL. A larger Phase 2 study is now being planned.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML, WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic cancer and hematologic malignancies, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including other Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of WP1220 to continue to show safety and efficacy in patients in a larger Phase 2 study. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contact Information
The Ruth Group
Carol Ruth / James Salierno
646-536-7004/ 7028
cruth@theruthgroup.com
jsalierno@theruthgroup.com